[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.
Exhibit 10.9

MASTER CLOSING AGREEMENT
By and Among
FLUIDIGM CORPORATION,
a California corporation,
OCULUS PHARMACEUTICALS, INC.,
a Delaware corporation,
and
THE UAB RESEARCH FOUNDATION
dated
March 7, 2003

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS AND SCHEDULES

Exhibit	Description
A	Amended and Restated Articles of Incorporation of Fluidigm
B	Form of New License Agreement
C	Form of Sponsored Research Agreement
D	Description of Technology

Schedule	Description
4.6	Pending Litigation

MASTER CLOSING AGREEMENT
     THIS MASTER CLOSING AGREEMENT is entered into as of March 7, 2003 by and among FLUIDIGM CORPORATION, a California corporation (“Fluidigm”), OCULUS PHARMACEUTICALS, INC., a Delaware corporation (“Oculus”), and THE UAB RESEARCH FOUNDATION (“UABRF”).
RECITALS
     A. Oculus and UABRF have entered into a license agreement dated September 21, 2001 (together with all amendments and modifications thereto, the “License Agreement”) under which Oculus was granted an exclusive license to practice the intellectual property and technology relating to nanovolume crystallization arrays described in Schedule A to the License Agreement.
     B. The parties hereto have entered into a binding letter agreement dated December 19, 2002 (the “Letter Agreement”) under which Oculus and UABRF have agreed to terminate the License Agreement, UABRF has agreed to grant to Fluidigm an exclusive license to practice the intellectual property and technology relating to nanovolume crystallization arrays covered by the License Agreement, and Fluidigm and UABRF have agreed to enter into a sponsored research agreement. In exchange for the rights to be acquired by Fluidigm as contemplated by the Letter Agreement, Fluidigm has paid cash in the amount of [***] pursuant to the Letter Agreement and has agreed to the payment of additional cash and securities as specified in the Letter Agreement.
     C. The parties desire to enter into this Agreement to set out additional terms and conditions related to the closing of the transactions, and the payments to be made by Fluidigm, contemplated by the Letter Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
     1.1 “Affiliate” of any specified person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     1.2 “Ancillary Documents” shall mean all documents or agreements required by this Agreement to be executed or delivered by any party hereto.
     1.3 “Assigned Rights” shall mean any intellectual property rights owned by Oculus that pertain in any way to the Technology, including without limitation any Inventions (as such term is defined in Section 11 of the License Agreement) and any other patent rights and other intellectual property rights therein owned by Oculus.
     1.4 “Cash Consideration” shall mean the sum of cash in the amount of [***] paid in accordance with the Letter Agreement and the Closing Cash Consolidation.
     1.5 “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     1.6 “Closing Cash Consideration” shall mean cash in the amount of [***].
     1.7 “Closing Date” shall mean March 7, 2003, or such other date to which the parties shall mutually agree in writing.
     1.8 “Encumbrances” shall mean restrictions on or conditions to transfer or assignment, claims, liabilities, licenses, immunities from lawsuits to third parties, liens, pledges, mortgages or security interests of any kind, whether accrued, absolute, contingent, or otherwise.
     1.9 “Fluidigm Series C Preferred Stock” shall mean the Series C Preferred Stock of Fluidigm having the rights, preferences and privileges set forth in Fluidigm’s Articles of Incorporation attached hereto as Exhibit A.
     1.10 “License Agreement” shall mean the license agreement between Oculus and UABRF as described in Recital A.
     1.11 “New License Agreement” shall mean the license agreement between Fluidigm and UABRF in the form of Exhibit B attached hereto.
     1.12 “Sponsored Research Agreement” shall mean the sponsored research agreement between Fluidigm and UABRF in the form of Exhibit C attached hereto.
     1.13 “Technology” shall mean all intellectual property and other rights relating to nanovolume crystallization arrays described in Exhibit D attached hereto.
     1.14 “Transfer Taxes” shall mean all sales taxes, use taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Assigned Rights hereunder, except federal, state or local income or similar taxes based upon or measured by revenue, income, profit or gain from the transfer of the Assigned Rights or the operation of Oculus’ business prior to the Closing or by any increase in the value of any of the Assigned Rights through the Closing Date.

ARTICLE II
TRANSFER OF ASSIGNED RIGHTS AND LICENSE OF TECHNOLOGY
     2.1 Transfer of Rights and License of Technology. Oculus and UABRF have mutually terminated the License Agreement as of January 30, 2003 and Oculus has surrendered all rights under the License Agreement to UABRF. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing, Fluidigm and UABRF will enter into the New License Agreement. It is the intent of the parties that all intellectual property rights subject to the License Agreement as of November 27, 2002 shall be transferred and/or assigned to Fluidigm, and that all such rights owned by UABRF shall be licensed to Fluidigm under the New License Agreement, subject to the reservation by UABRF of certain rights as set forth in the License Agreement.
     2.2 Excluded Assets and Liabilities. Notwithstanding the provisions of Section 2.1, (a) Fluidigm and Oculus expressly acknowledge and agree that Oculus shall not sell, transfer, assign, convey or deliver to Fluidigm, and Fluidigm shall not purchase, acquire or accept from Oculus, any right, title or interest of Oculus in or to any other property or assets of Oculus, and (b) Fluidigm does not assume, and Oculus does not transfer or assign, any liabilities or obligations, whether presently fixed and determined, contingent or otherwise, of Oculus.
     2.3 Payment. In consideration of the execution of the New License Agreement and the transfer of the rights thereunder, Fluidigm will deliver to UABRF the Closing Cash Consideration and [ * * * ] shares of Fluidigm Series C Preferred Stock valued at 2.58 per share, the price at which Fluidigm sold and issued shares of its Series C Preferred Stock to other investors.
     2.4 Taxes. Fluidigm and Oculus shall each pay (or reimburse the other for) one-half of all Transfer Taxes, whether imposed by law on Fluidigm and Oculus or otherwise.
     2.5 Assigned Rights. Oculus hereby sells, assigns and transfers to Fluidigm all Assigned Rights, free and clear of all Encumbrances (except to the extent that the settlement agreement pertaining to the Lawsuit (as such term is defined in Section 6.3) may include an immunity from lawsuits for conduct arising prior to the date of the settlement agreement).
     2.6 Unassignable Rights.
          (a) Notwithstanding any provision of this Agreement or any of the Ancillary Documents, but subject to Section 11.3(c), to the extent that any of the Assigned Rights are not assignable or otherwise transferable to Fluidigm, or if such assignment or transfer would constitute a breach thereof or a violation of any applicable law, then neither this Agreement nor such Ancillary Documents shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.
          (b) If any consent required to transfer the Assigned Rights to Fluidigm has not been obtained as of the Closing Date and Fluidigm nevertheless determines to proceed with the

Closing, Oculus and UABRF shall, at their own expense, continue to cooperate with Fluidigm and use commercially reasonable efforts to obtain such consent after the Closing.
          (c) If any Assigned Right is not transferred to Fluidigm at the Closing pursuant to this Agreement, Oculus and Fluidigm shall cooperate with each other in any reasonable arrangement designed to provide for Fluidigm all of the benefits of such Assigned Rights. At Fluidigm’s request, Oculus shall take all reasonable actions requested by Fluidigm to enforce for the benefit of Fluidigm any and all rights of Oculus with respect to any such Assigned Right that is not otherwise transferred pursuant to the provisions of this Agreement. Oculus agrees to hold in trust for, and remit promptly to, Fluidigm all future collections or payments received by Oculus in respect of all such Assigned Rights (net of all costs and expenses incurred by Oculus in respect thereto); provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.
          (d) If any intellectual property rights that are described in the New License Agreement cannot be licensed to Fluidigm by UABRF under the New License Agreement without the consent of any third party or without resulting in a breach or default of any agreement affecting such rights, UABRF covenants and agrees that it shall not sue or otherwise take any legal action to restrict or prevent Fluidigm and Fluidigm’s permitted assignees and sublicensees from practicing such intellectual property rights as purported to be granted under the terms of the New License Agreement.
          (e) If, subsequent to the Closing, a claim brought by any party challenging any of the transactions contemplated hereby results in any ruling or order which has the result of frustrating in a material way the transfer of any of the Assigned Rights hereunder to Fluidigm or the grant of rights to Fluidigm under the New License Agreement or Fluidigm’s use thereof as provided herein, Oculus and UABRF shall cooperate with Fluidigm in any reasonable arrangement designed to give Fluidigm, as nearly as practicable, the same economic benefits as if such transfer or license, as the case may be, had been consummated in accordance with the provisions hereof.
          (f) Nothing in this Section 2.6 shall be deemed to modify in any respect any of the representations or warranties of Oculus and UABRF set forth herein or the conditions to Fluidigm’s obligations contained in this Agreement, be deemed a waiver by Fluidigm of its right to have received on or before the Closing Date an effective assignment of all of the Assigned Rights or be deemed to constitute an agreement to exclude any assets from the Assigned Rights.
ARTICLE III
THE CLOSING
     3.1 The Closing. The Closing shall take place at the offices of Gray Cary Ware & Freidenrich llp, 400 Hamilton Avenue, Palo Alto, California, at 11:00 a.m., Pacific Time, on the Closing Date, or at such other time and place as Oculus, Fluidigm and UABRF may agree.
     3.2 Termination of License Agreement. On or before the Closing, Oculus and UABRF shall deliver to Fluidigm an agreement and acknowledgment that the License

Agreement has been terminated and such other agreements and instruments as may be necessary or appropriate to evidence the return by Oculus to UABRF of all rights under the License Agreement.
     3.3 Agreements Between Fluidigm and UABRF. At the Closing, Fluidigm and UABRF shall execute and deliver the New License Agreement and the Sponsored Research Agreement.
     3.4 Other Documents. Each party shall deliver to the other at the Closing such other documents, certificates, schedules, agreements and instruments required by this Agreement to be delivered at such time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OCULUS
     Oculus hereby represents and warrants to Fluidigm as follows:
     4.1 Organization. Oculus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and to conduct its business as it is currently being conducted. Oculus is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on Oculus.
     4.2 Authorization. This Agreement and all of the Ancillary Documents to which Oculus is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Oculus and constitute, or will constitute, valid and binding agreements of Oculus, enforceable against Oculus in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles of public policy or general equitable principles or the exercise of judicial discretion in accordance with such principles. Oculus has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Oculus is or will be a party and, at the time of the Closing, will have the requisite corporate power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. The execution, delivery and performance by Oculus of this Agreement and the Ancillary Documents have been duly and validly approved and authorized by the Board of Directors and shareholders of Oculus.
     4.3 No Conflicts; Consents. The execution and delivery by Oculus of this Agreement and the Ancillary Documents to which Oculus is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Oculus with the provisions hereof and thereof will not, contravene, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Encumbrance pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Oculus, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, applicable to Oculus or to any of the Assigned Rights, except where any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on Fluidigm’s ownership of the Assigned Rights, or (iii) any provision of any material agreement, instrument or understanding to which Oculus is a party or by which Oculus is bound or any of the Assigned Rights are affected, except where any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on Fluidigm’s ownership of the Assigned Rights, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Assigned Rights, or result in the creation of any Encumbrance on any of the Assigned Rights. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority is required to be obtained on the part of Oculus to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
     4.4 Title to Assigned Rights. Oculus has good and marketable title to all of the Assigned Rights. All of the Assigned Rights are free and clear of any Encumbrances (except to the extent that the settlement agreement pertaining to the Lawsuit (as such term is defined in Section 6.3) may include an immunity from lawsuits for conduct arising prior to the date of the settlement agreement). At the Closing, Oculus will sell, convey, assign, transfer and deliver to Fluidigm good, valid and marketable title and all right and interest in and to all of the Assigned Rights, free and clear of any Encumbrances.
     4.5 No Assignment. Oculus has not sublicensed or otherwise transferred any material rights under the License Agreement to any third party. As of December 19, 2002, the License Agreement was in full force and effect in accordance with its terms. Prior to the termination of the License Agreement, no provisions of the License Agreement had been waived in any material respect. Exhibit D lists all of the patent filings subject to the License Agreement. To the knowledge of Oculus, UABRF is the owner of the patent rights within the technology and inventions subject to the License Agreement and has not granted a license to such technology and inventions to any person or entity other than Oculus.
     4.6 Litigation and Claims. Except as set forth on Schedule 4.6 attached hereto, there are no claims, actions, suits, proceedings arbitrations or investigations in progress or pending (or, to the knowledge of Oculus, threatened) before any court, tribunal or governmental agency against Oculus that relate to any of the Assigned Rights. Oculus is not a party to any judgment, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to any of the Assigned Rights.
     4.7 Distribution Agreement. Oculus has entered into a mutually acceptable agreement with UABRF regarding the distribution of any and all consideration to be paid by Fluidigm in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FLUIDIGM
     Fluidigm hereby represents and warrants to Oculus and UABRF as follows:
     5.1 Organization. Fluidigm is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power to own, lease and operate its properties, to conduct its business as it is currently being conducted. Fluidigm is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on Fluidigm.
     5.2 Authorization. This Agreement and all of the Ancillary Documents to which Fluidigm is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed by Fluidigm and constitute, or will constitute, valid and binding agreements of Fluidigm, enforceable against Fluidigm in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles of public policy or general equitable principles or the exercise of judicial discretion in accordance with such principles. Fluidigm has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Fluidigm is or will be a party and, at the time of the Closing, will have the requisite corporate power and authority to sell, issue and deliver the Securities pursuant to this Agreement and to carry out the other transactions contemplated by this Agreement and the Ancillary Documents. The execution, delivery and performance by Fluidigm of this Agreement and the Ancillary Documents have been duly and validly approved and authorized by Fluidigm’s Board of Directors and by all requisite action of Fluidigm’s stockholders.
     5.3 No Conflicts; Consents. The execution and delivery by Fluidigm of this Agreement and the Ancillary Documents to which Fluidigm is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Fluidigm with the provisions hereof and thereof will not, contravene, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Encumbrance pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Fluidigm, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, applicable to Fluidigm except where such any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated hereby, or (iii) any provision of any agreement, instrument or understanding to which Fluidigm is a party or by which Fluidigm is bound, except where such any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority is required to be obtained on the part of Fluidigm to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

     5.4 Litigation and Claims. There are no claims, actions, suits, proceedings, arbitrations or investigations in progress or pending (or, to Fluidigm’s knowledge, threatened, other than potential claims relating to the Interfering Patent (as such term is defined in Section 12.1(a) below), including, but not limited to, a possible interference) before any court, tribunal or governmental agency, against or relating to Fluidigm, which, if determined adversely to Fluidigm, would be likely to have a material adverse effect upon Fluidigm’s financial condition or materially impair its ability to carry out and perform its obligations hereunder.
     5.5 Securities Laws Exemptions. Based in part on the representations of UABRF contained in Section 6.5, the issuance of the Securities pursuant to the terms of this Agreement will be exempt from the registration requirements of the Securities Act and the regulations thereunder, and the registration, permit or qualification requirements of any applicable state securities laws.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF UABRF
     To the best knowledge of the UABRF Director and Dr. Larry DeLucas, UABRF hereby represents to Fluidigm as follows:
     6.1 Authorization. This Agreement and the Ancillary Documents to which UABRF is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by UABRF and constitute, or will constitute, valid and binding agreements of UABRF, enforceable against UABRF in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles of public policy or general equitable principles or the exercise of judicial discretion in accordance with such principles. UABRF has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which UABRF is or will be a party and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All university, foundation and other internal approvals necessary for UABRF to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which UABRF is or will be a party have been obtained.
     6.2 No Conflicts; Consents. The execution and delivery by UABRF of this Agreement and the Ancillary Documents to which UABRF is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance by UABRF with the provisions hereof and thereof will not, contravene, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Encumbrance pursuant to, (i) any provision of the charter documents of UABRF, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, applicable to UABRF or to the Technology, except where any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on Fluidigm’s rights under the New License Agreement or the consummation of the transactions contemplated hereby, or (iii) any provision of any agreement, instrument or understanding to which UABRF is a party or by which UABRF is bound or any of the Technology is affected, except where such any such contravention, conflict, breach or default could not reasonably be expected to have a material adverse effect on Fluidigm’s rights under the New License Agreement or the consummation of the transactions contemplated hereby, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Technology, or result in the creation of any Encumbrance on any of the Technology. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority is required to be obtained on the part of the UABRF to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
     6.3 Title to Technology. UABRF is the sole owner of the technology, inventions and patent rights in the Technology and subject to the License Agreement and has not granted a license to such technology, inventions and patent rights to any person or entity other than Oculus. The License Agreement has been mutually terminated by UABRF and Oculus and neither Oculus nor any other party has any rights thereunder. UABRF has the right to grant an exclusive license to the technology, inventions, patent rights and other rights under the New License Agreement to Fluidigm, free and clear of any Encumbrances of any nature whatsoever, subject to those liens, encumbrances or restrictions which may arise as a result of the settlement of the litigation between Oculus and Syrrx, Inc. (“Syrrx”) described in Schedule 4.6 (the “Lawsuit”), provided that Syrrx shall have no rights that may be exercised after the Closing to practice the technology, inventions, patent rights and other rights subject to the New License Agreement, and the potential infringement by Diversified Scientific, Inc. of the Licensed IP Rights (as such term is defined in the New License Agreement) described in Section 2.2.3 of the New License Agreement. Exhibit D lists all of the patent filings subject to the License Agreement. UABRF is not aware of any third-party challenges to the ownership, validity or entitlement to priority date of any of the patent filings subject to the License Agreement or the New License Agreement, except for the Lawsuit between Oculus and Syrrx and the settlement agreement related to said Lawsuit provided to Fluidigm pursuant to Section 7.2 of this Agreement.
     6.4 Litigation and Claims. Except as set forth on Schedule 4.6 attached hereto, there are no claims, actions, suits, proceedings, arbitrations or investigations in progress or pending (or, to the knowledge of UABRF, threatened) before any court, tribunal or governmental agency against UABRF that relate to any of the Technology. UABRF is not a party to any judgment, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to any of the Technology, except to the extent that UABRF may be deemed to be a party thereto as a result of UABRF’s status as a shareholder of Oculus and having a member on the Board of Directors of Oculus as well as the status of Dr. Larry DeLucas as a member of the Board of Directors of Oculus and a shareholder of Oculus.
     6.5 Distribution Agreement. UABRF has entered into a mutually acceptable agreement with Oculus regarding the distribution of any and all consideration to be paid by Fluidigm in connection with the transactions contemplated by this Agreement.

     6.6 Investment Representations
          (a) UABRF is acquiring the shares of Fluidigm capital stock to be issued hereunder (the “Securities”) for investment and not with the view to the public resale or distribution thereof, and UABRF has no present intention of selling, granting any participation in, or otherwise distributing the Securities, other than in accordance with the terms of a Termination Agreement dated as of ____, 2003 between UABRF and Oculus. UABRF understands that the Securities have not been registered under the Securities Act by reason of a specific exemption thereunder, which depends upon, among other things, the bona fide nature of UABRF’s investment intent as expressed herein.
          (b) UABRF acknowledges that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or Fluidigm receives an opinion of counsel satisfactory to Fluidigm that such registration is not required. UABRF is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions.
          (c) UABRF understands that no public market now exists for the Securities and that there can be no assurance that a public market will ever exist for the Securities.
          (d) UABRF is an “accredited investor” as defined in the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.
          (e) UABRF has been given the opportunity to obtain any information or documents related to, and ask questions and receive answers about Fluidigm and its business, prospects and risks which UABRF deems necessary, to evaluate the merits and risks related to UABRF’s investment in the Securities and to verify the information UABRF received.
          (f) UABRF’s financial condition is such that it can afford to bear the economic risk of holding the Securities for an indefinite period of time, and it has adequate means of providing for its current needs and contingencies and to suffer a complete loss of its investment in such Securities.
     6.7 Restrictions. No Securities shall be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement. UABRF will cause any proposed purchaser, assignee, transferee or pledgee of the Securities to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
     6.8 Restrictive Legend. Each certificate representing the Securities shall (unless otherwise permitted by the provisions of Section 6.9 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH

SECURITIES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF AGREEMENT IN THE EVENT OF A PUBLIC OFFERING, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
     UABRF consents to Fluidigm making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in Sections 6.7 through 6.10 of this Agreement.
     6.9 Notice of Proposed Transfers. UABRF and any transferee of any certificate representing the Securities, by acceptance thereof, agrees to comply in all respects with the restrictions on transfer contained in Sections 6.7 through 6.10 of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Securities (other than any transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to Fluidigm of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to Fluidigm, addressed to Fluidigm, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Securities and Exchange Commission (the “Commission”) to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to Fluidigm, whereupon the holder of such Securities shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the holder to Fluidigm; provided, however, that no such legal opinion, “no action” letter or other evidence shall be required with respect to a transfer to an affiliate of the holder. Each certificate evidencing the Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 6.8 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and Fluidigm, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.
     6.10 Standoff Agreement. UABRF agrees in connection with Fluidigm’s initial sale of securities pursuant to an effective registration statement, upon notice by Fluidigm or the underwriters managing such offering, not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Securities (other than those included in the registration) without the prior written consent of Fluidigm and such managing underwriters for such period of time as Fluidigm’s Board of Directors establishes pursuant to its good faith negotiations with such managing underwriters; provided, however that:
               (i) such agreement shall not exceed one hundred eighty (180) days;
               (ii) such agreement shall not apply to transfers to an affiliate, provided that such affiliate agrees to be bound by the terms of such agreement, to the same extent as if such transferee were the original party thereunder;
               (iii) UABRF shall not be subject to such agreement unless (A) all executive officers and directors of Fluidigm, (B) all shareholders of Fluidigm holding more than 1% of Fluidigm’s outstanding capital stock and (C) all holders of registration rights, are subject to or obligated to enter into similar agreements; and
               (iv) if and when any person identified in clause (iii) is released, in whole or in part, from such agreement (whether or not such release is contemplated at the time of the offering) or if any such agreement is terminated, UABRF shall be concurrently released on a pro rata basis based on the number of Securities held by such person and UABRF.
          (b) UABRF agrees that prior to the initial public offering it will not transfer securities of Fluidigm unless each transferee agrees in writing to be bound by all of the provisions of this Section 6.10, provided that this Section 6.10 shall not apply to transfers pursuant to a registration statement.
     UABRF hereby consents to the placement of stop transfer orders with Fluidigm’s transfer agent in order to enforce the foregoing provision and agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 6.10.
ARTICLE VII
COVENANTS OF OCULUS
     7.1 Conduct of Business. During the period from the date of this Agreement to the Closing, Oculus will conduct its business in the ordinary course consistent with past practices. During the period from the date of this Agreement to the Closing, Oculus will not without the prior written consent of Fluidigm:
          (a) encumber or permit to be encumbered any of the Technology or Assigned Rights;
          (b) dispose of any of the Technology or Assigned Rights;
          (c) waive or release any right or claim relating to any Technology or Assigned Rights; or

          (d) agree to do any of the things described in the preceding clauses of this Section 7.1.
Fluidigm agrees that the foregoing restrictions will not prevent Oculus from entering into a settlement agreement with Syrrx to settle the Lawsuit, provided that such settlement does not involve the sale, transfer or assignment of the Technology or the Assigned Rights, or any rights in any of the foregoing, or result in the creation of any Encumbrance on the Technology, the Assigned Rights, or any rights in any of the foregoing.
     7.2 Access to Information. Until the earlier of the termination of this Agreement or the Closing, Oculus will allow Fluidigm and its agents reasonable access upon reasonable notice and during normal working hours to its files, books, records, and offices relating to the Technology and Assigned Rights, except where prohibited by contract or protected by privilege. In furtherance of the above, Fluidigm and its counsel and advisors shall have reasonable access during normal business hours to pertinent contracts of Oculus, including an unsigned final version of the settlement agreement between Oculus and Syrrx related to the Lawsuit, and drafts of such settlement agreement (to the extent it is permissible under applicable confidentiality terms and with the understanding that Oculus may be required to obtain the return or destruction by Fluidigm of the final version and drafts of such settlement agreement prior to its execution), as well as all scientific notebooks, invention records and other documents related to the conception and reduction to practice and prosecution of the patent filings listed on Exhibit D, including, without limitation, all patent searches, patent file wrappers, legal and scientific investigations and research related to the Technology, the License Agreement and the New License Agreement.
     7.3 Regulatory Approvals. Prior to the Closing, Oculus will execute and file, or join in the execution and filing of, any application or other document that may be reasonably necessary in order to obtain the authorization, approval or consent of any governmental entity that may be required in connection with the consummation of the transactions contemplated by this Agreement. Oculus will use commercially reasonable efforts to obtain all such authorizations, approvals and consents.
     7.4 Satisfaction of Conditions Precedent. Oculus will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.
ARTICLE VIII
COVENANTS OF UABRF
     8.1 Conduct of Business. During the period from the date of this Agreement to the Closing, UABRF will not without the prior written consent of Fluidigm:
          (a) encumber or permit to be encumbered any of the Technology;

          (b) dispose of any of the Technology;
          (c) waive or release any right or claim relating to any Technology; or
          (d) agree to do any of the things described in the preceding clauses of this Section 8.1.
Fluidigm agrees that the foregoing restrictions will not prevent UABRF from consenting to a settlement agreement between Oculus and Syrrx to settle the Lawsuit, provided that such settlement does not involve the sale, transfer or assignment of the Technology or the Assigned Rights, or any rights in any of the foregoing, or result in the creation of any Encumbrance on the Technology, the Assigned Rights, or any rights in any of the foregoing.
     8.2 Access to Information. Until the earlier of the termination of this Agreement or the Closing, UABRF will allow Fluidigm and its agents reasonable access upon reasonable notice and during normal working hours to its files, books, records, and offices relating to the Technology and Assigned Rights, except where prohibited by contract or protected by privilege. In furtherance of the above, Fluidigm and its counsel and advisors shall have reasonable access during normal business hours to pertinent scientific notebooks, invention records and other documents related to the conception and reduction to practice and prosecution of the patent filings listed on Exhibit D, including, without limitation, all patent searches, patent file wrappers, legal and scientific investigations and research related to the Technology, the License Agreement and the New License Agreement.
     8.3 Regulatory Approvals. Prior to the Closing, UABRF will execute and file, or join in the execution and filing of, any application or other document that may be reasonably necessary in order to obtain the authorization, approval or consent of any governmental entity that may be required in connection with the consummation of the transactions contemplated by this Agreement. UABRF will use commercially reasonable efforts to obtain all such authorizations, approvals and consents.
     8.4 Satisfaction of Conditions Precedent. UABRF will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.
ARTICLE IX
COVENANTS OF FLUIDIGM
     9.1 Regulatory Approvals. Prior to the Closing, Fluidigm will execute and file, or join in the execution and filing of, any application or other document that may be reasonably necessary in order to obtain the authorization, approval or consent of any governmental entity that may be required in connection with the consummation of the transactions contemplated by this Agreement. Fluidigm will use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

     9.2 Satisfaction of Conditions Precedent. Fluidigm will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transaction contemplated hereby.
ARTICLE X
MUTUAL COVENANTS
     10.1 Confidentiality. The parties acknowledge that the Confidential Disclosure Agreement dated as of October 8, 2002 between Fluidigm and Oculus and the Confidential Disclosure Agreement dated December 19, 2002 between Fluidigm, Oculus and UABRF are binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions to similar effect contained in the Confidential Disclosure Agreements. The terms of the Confidential Disclosure Agreements (exclusive of such superseded provisions) are incorporated in this Agreement by this reference.
     10.2 Publicity. Except as may otherwise be required by law, none of the parties hereto shall make or cause to be made any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of the other party, provided, however, that following the Closing Fluidigm may issue a press release to announce the closing of the transactions contemplated hereby and the execution and delivery of the New License Agreement and Sponsored Research Agreement with UABRF provided that such press release shall not be issued prior to the execution by Syrrx of a settlement agreement with Oculus to settle the litigation described in Schedule 4.6 but in any event the press release may be issued no later than 30 days from the execution date of the New License Agreement. Except for the press release issued by Fluidigm, none of the parties hereto will make any public disclosure prior to the Closing or with respect to the Closing unless all parties agree on the text and timing of such public disclosure, except as required by law. Nothing contained in this Section shall prevent any party at any time from furnishing any information pursuant to the requirements of any governmental entity; provided, however, that if such party is required to furnish such information, it will provide a copy to the other parties.
     10.3 Governmental Filings. As promptly as practicable after the execution of this Agreement, each party shall make any and all governmental filings required with respect to the transactions contemplated in this Agreement and the Ancillary Documents.
ARTICLE XI
CONDITIONS TO CLOSING
     11.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions to be performed by such party at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions any of which may be waived in writing by each party:

          (a) No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the sale of the Assigned Rights, the grant of rights under the New License Agreement or the consummation of any other transaction contemplated hereby.
          (b) All permits, authorizations, approvals and orders required to be obtained under all applicable statutes, codes, ordinances, rules and regulations in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect at the Closing Date.
          (c) There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either Fluidigm, Oculus or UABRF (relying on the advice of their respective legal counsel), such regulatory body or private party has the probability of prevailing and such relief would have a material adverse affect upon such party.
     11.2 Conditions to Obligations of Oculus and UABRF. The obligations of Oculus and UABRF to effect the transactions to be performed by Oculus and UABRF at the Closing are subject to the satisfaction at or prior to the Closing of the following additional conditions any of which may be waived in writing by Oculus and UABRF:
          (a) All of the representations and warranties of Fluidigm set forth in Article V hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement.
          (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Fluidigm at or prior to the Closing shall have been duly complied with and performed in all material respects.
     11.3 Conditions to Obligations of Fluidigm. The obligations of Fluidigm to effect the transactions to be performed by it at the Closing are subject to the satisfaction at or prior to the Closing of the following additional conditions any of which may be waived in writing by Fluidigm:
          (a) All of the representations and warranties of Oculus and UABRF set forth in Articles IV and VI hereof shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement.
          (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Oculus and UABRF at or prior to the Closing shall have been duly complied with and performed in all material respects.
          (c) All required consents from third parties required to allow the consummation of the sale of the Assigned Rights, the grant of rights under the New License

Agreement and the other transactions contemplated hereby shall have been obtained and delivered to Fluidigm.
          (d) Fluidigm shall have received an opinion from the attorney(s) prosecuting the patent filings listed on Exhibit D, in form and substance reasonably acceptable to Fluidigm, as to the following matters: (i) assignments of the inventions covered by the patent filings to UABRF have been properly filed with the United States Patent and Trademark Office (“USPTO”), (ii) UABRF is named as the sole owner of the inventions covered by the patent filings listed on Exhibit D, (iii) a declaration of interference was timely requested with at least one of the pending U.S. patent applications listed on Exhibit D and U.S. Patent No. 6,296,673 with the USPTO in accordance with U.S.C. Section 135, (iv) none of the patents listed on Exhibit D have been held to be permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and none of the patents listed on Exhibit D have been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and (v) the patent applications listed on Exhibit D were filed in good faith and have not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.
ARTICLE XII
POST-CLOSING MATTERS
     12.1 Additional Payments by Fluidigm. In addition to the consideration delivered by Fluidigm at the Closing, Fluidigm will pay the following amounts to UABRF upon the achievement of the following milestones:
          (a) Milestone 1. Milestone 1 shall be satisfied [***]. Within [***] days after [***], Fluidigm will issue shares of its stock having a value of [***] (based on the fair value of the stock at the time Milestone 1 is achieved), subject to compliance with applicable securities laws.
          (b) Milestone 2. Milestone 2 shall be satisfied [***]. Within [***] days after [***], Fluidigm will issue shares of its stock having a value of [***] (based on the fair value at the time Milestone 2 is achieved), subject to compliance with applicable securities laws. In addition, (i) [***]

[***]
          (c) Stock to be Issued. If Fluidigm is a private company at the time a milestone is achieved, upon achievement of a milestone Fluidigm will issue shares of the series of Fluidigm Preferred Stock that was issued in Fluidigm’s most recent financing and the shares will be valued at the price at which the shares were sold in such financing. If Fluidigm is a public company at the time a milestone is achieved, upon achievement of a milestone Fluidigm will issue shares of Fluidigm Common Stock and the shares will be valued at the average closing price of Fluidigm’s Common Stock over the five trading days preceding the achievement of the milestone.
     12.2 Settlement of Lawsuit. If the Lawsuit has not been settled or dismissed as of the Closing Date:
          (a) Oculus agrees that Fluidigm and its counsel and advisors shall have reasonable access during normal business hours to the final version of the settlement agreement between Oculus and Syrrx related to the Lawsuit, and drafts of such settlement agreement (to the extent permissible under applicable confidentiality terms), in the manner contemplated by Section 7.2 of this Agreement, until the Lawsuit is settled or dismissed.
          (b) Oculus and UABRF agree that if a settlement agreement related to the Lawsuit is entered into after the Closing Date, the settlement will not involve the sale, transfer or assignment of the Technology or the Assigned Rights, or any rights in any of the foregoing, or result in the creation of any Encumbrance on the Technology, the Assigned Rights, or any rights in any of the foregoing.
ARTICLE XIII
TERMINATION OF AGREEMENT
     13.1 Termination by Fluidigm. This Agreement may be terminated at any time before the Closing by action of the Board of Directors of Fluidigm upon written notice to Oculus and UABRF, specifying the basis for such termination, if (i) Oculus or UABRF shall have breached in any material respect any of their covenants or agreements contained in this Agreement, or (ii) any representation or warranty of Oculus or UABRF contained in this Agreement shall have been materially inaccurate.
     13.2 Termination by UABRF. This Agreement may be terminated at any time before the Closing by action of the Board of Directors or other governing body of UABRF upon written notice to Fluidigm, specifying the basis for such termination, if (i) Fluidigm shall have breached in any material respect any of its covenants or agreements contained in this Agreement, or (ii) any representation or warranty of Fluidigm contained in this Agreement shall have been materially inaccurate.
     13.3 Mutual Consent. This Agreement may be terminated at any time before the Closing, by the mutual written consent of Fluidigm, Oculus and UABRF.

     13.4 Effect of Termination. Upon any termination of this Agreement, all parties hereto shall be relieved of all further obligations under this Agreement, except for the provisions of Section 2.5 regarding the assignment by Oculus to Fluidigm of Assigned Rights, together with all patent rights and all other intellectual property rights therein, Section 15.6 regarding the payment of certain expenses and Section 10.1 regarding the continuing obligations of the parties under the Confidential Disclosure Agreements.
ARTICLE XIV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     14.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period equal to the greater of 12 months after the Closing Date or the date on which both Milestones specified in Section 12.1 have been achieved. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect.
ARTICLE XV
GENERAL
     15.1 Governing Law. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that any disputes involving UABRF shall be governed by the internal laws of the State of Alabama (irrespective of its choice of law principles and any disputes involving UABRF shall be resolved Birmingham, Alabama in accordance with the provisions of Section 15.11 and UABRF shall have the right to raise all of the defenses available to the University of Alabama at Birmingham.
     15.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that any party may assign its rights and obligations under covenants and agreements to be performed after the Closing in connection with the sale of all or substantially all of such party’s business. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     15.3 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the illegal, void or unenforceable provision.

     15.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) the Ancillary Agreements, the documents and instruments and other agreements among the parties hereto referenced herein and therein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, without limitation, the Letter Agreement. To the extent that any provision of this Agreement conflicts with any provision of the New License Agreement or the Sponsored Research Agreement between Fluidigm and UABRF, the applicable provision of the New License Agreement or the Sponsored Research Agreement, as the case may be, shall control and supersede the applicable provision of this Agreement.
     15.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
     15.6 Expenses.
          (a) The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated, whether or not the transactions contemplated hereby are consummated.
          (b) Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys’ fees) in connection with any claim by any person for compensation as a broker, finder or in any similar capacity, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.
     15.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
     15.8 Amendment. Any term or provision of this Agreement may be amended by a written instrument signed by Fluidigm, Oculus and UABRF; provided that any term or provision that pertains only to UABRF and Fluidigm may be amended by a written instrument signed by UABRF and Fluidigm.
     15.9 Waiver. Any party hereto may, by written notice to the other party: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of another party; (ii) waive any inaccuracies in the representations of another party contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; or (iv) waive or modify performance of any of the obligations of another party. Except as specifically contemplated by this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.
     15.10 Informal Resolution. In the event of any controversy or claim arising under this Agreement, officers or comparable officials of UABRF, Oculus and Fluidigm shall promptly meet and attempt in good faith to reach a resolution of such controversy or claim.
     15.11 Mediation. Any controversy or claim between any of the parties hereto arising out of or relating to this Agreement that is not resolved by the parties within thirty (30) days after delivery of notice of such controversy or claim, upon written notice of either Fluidigm, Oculus or UABRF, shall be submitted for resolution by mediation in accordance with commercial mediation guidelines. Any mediation proceeding shall be conducted in the County of Cook, City of Chicago, in the State of Illinois. The mediation shall be concluded within a ninety (90) day period after notice.
     15.12 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the next business day after dispatch if sent by overnight delivery service, (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), properly addressed to the parties at the following addresses:

Fluidigm:	Fluidigm Corporation
7100 Shoreline Court
South San Francisco, CA 94080
Attention: President
Facsimile No.: (650) 871-7192

with a copy to:	Fluidigm Corporation
7100 Shoreline Court
South San Francisco, CA 94080
Attention: General Counsel
Facsimile No.: (650) 871-7195

Oculus:	Oculus Pharmaceuticals, Inc.
1601 12th Avenue South
Birmingham, AL 35205
Attention: B.J. Lehman
Facsimile No: (216) 361-9495

and

Oculus Pharmaceuticals, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115
Attention: B.J. Lehman
Facsimile No.: (216) 361-9495

UABRF:	The UAB Research Foundation
1120G Administration Building
701 20th Street South
Birmingham, AL 35294-0111
Attention: Director
Facsimile No.: (205) 975-5560
     Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.
     15.13 Construction and Interpretation of Agreement.
          (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against any party.
          (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.
          (c) Any reference to a “material adverse effect” with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, properties, liabilities, results of operations or prospects of such entity.
          (d) Any reference to a party’s “knowledge means such party’s actual knowledge after reasonable inquiry of its directors, officers and other management level employees that have responsibility for the referenced matters.
          (e) When reference is made to a Section or Article, such reference shall be to a Section or Article of the Agreement, unless otherwise indicated.
     15.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.
     15.15 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     15.16 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions and the intention of the parties.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FLUIDIGM CORPORATION

By:	/s/ Gajus Worthington

Title:	President & CEO

OCULUS PHARMACEUTICALS, INC.

By:	/s/ (ILLEGIBLE)

Title:	President & CEO

THE UAB RESEARCH FOUNDATION

By:	/s/ (ILLEGIBLE)

Title:	Director

Acknowledged and agreed to
this March 7, 2003.

/s/ Dr. Larry DeLucas
Dr. Larry DeLucas

SCHEDULE 4.6
Lawsuit filed by Syrrx, Inc. against Oculus on April 30, 2002 in the United States District Court for the District of Delaware — Syrrx and Oculus may enter into a settlement agreement to settle the Lawsuit prior to the Closing under the Agreement; as part of the settlement a judgment or other order will be entered against Oculus by the court in which the Lawsuit was filed.

EXHIBIT A
Amended and Restated
Articles of Incorporation of Fluidigm
Superseded by Exhibit 3.1 filed with Registration Statement on April 14, 2008.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
FLUIDIGM CORPORATION
     Gajus V. Worthington and William Smith certify that:
     1. They are the President and Secretary, respectively, of Fluidigm Corporation, a California corporation (the “Corporation”).
     2. The Articles of Incorporation of the Corporation are amended and restated in full to read as set forth in EXHIBIT A attached hereto.
     3. Said Amended and Restated Articles of Incorporation have been duly approved by the Corporation’s Board of Directors.
     4. Said Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 8,363,318 shares of Common Stock, 2,727,273 shares of Series A Preferred Stock, 6,460,675 shares of Series B Preferred Stock and 16,364,832 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock, voting as a single class, more than 66 2/3% of the outstanding Series C Preferred Stock, voting as a single class, more than 66 2/3% of the outstanding Preferred Stock voting as a single class and more than 50% of the outstanding Common Stock and Preferred Stock, voting together as a single class.
     I further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of my own knowledge.
     Executed at Palo Alto, California, this 17th day of December, 2003.

/s/ Gajus V. Worthington
Gajus V. Worthington
President

/s/ William Smith
William Smith
Secretary

Exhibit A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
FLUIDIGM CORPORATION
ARTICLE I
     The name of the corporation is Fluidigm Corporation.
ARTICLE II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code.
ARTICLE III
     The total number of shares of stock that the corporation shall have authority to issue is One Hundred Nine Million One Hundred Twenty-Six Thousand Eight Hundred Twenty-Seven (109,126,827), consisting of Sixty-Five Million Five Hundred Thousand (65,500,000) shares of Common Stock, $0.001 par value per share, and Forty-Three Million Six Hundred Twenty-Six Thousand Eight Hundred Twenty-Seven (43,626,827) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Two Million Seven Hundred Twenty–Seven Thousand Two Hundred Seventy–Three (2,727,273) shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Six Million Four Hundred Sixty Thousand Six Hundred Seventy-Five (6,460,675) shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Twenty Million Five Hundred Fifty-One Thousand One Hundred Sixty Three (20,551,163) shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Thirteen Million Eight Hundred Eighty-Seven Thousand Seven Hundred Sixteen (13,887,716) shares.
ARTICLE IV
     The terms and provisions of the Common Stock and Preferred Stock are as follows:
     1. Definitions. For purposes of this Article IV, the following definitions shall apply:

          (a) “Conversion Price” shall mean $1.10 per share for the Series A Preferred Stock, $1.78 per share for the Series B Preferred Stock, $2.58 per share for the Series C Preferred Stock and $2.80 per share for the Series D Preferred Stock (each subject to adjustment from time to time as set forth elsewhere herein).
          (b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities (other than shares of Common Stock) convertible into or exchangeable for Common Stock.
          (c) “Corporation” shall mean Fluidigm Corporation.
          (d) “Dividend Rate” shall mean an annual rate of $0.11 per share for the Series A Preferred Stock, an annual rate of $0.18 for the Series B Preferred Stock, an annual rate of $0.26 per share for the Series C Preferred Stock and an annual rate of $0.30 per share for the Series D Preferred Stock (each subject to adjustment from time to time as set forth elsewhere herein).
          (e) “Liquidation Preference” shall mean $1.10 per share for the Series A Preferred Stock, $1.78 per share for the Series B Preferred Stock, $2.58 per share for the Series C Preferred Stock and $2.80 per share for the Series D Preferred Stock (each subject to adjustment from time to time as set forth elsewhere herein).
          (f) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
          (g) “Original Issue Price” shall mean $1.10 per share for the Series A Preferred Stock, $1.78 for the Series B Preferred Stock, $2.58 per share for the Series C Preferred Stock and $2.80 per share for the Series D Preferred Stock (each subject to adjustment from time to time as set forth elsewhere herein).
          (h) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.
     2. Dividends.
          (a) Series D Preferred Stock. The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock (collectively, the “Junior Stock”) of the Corporation other than a dividend payable solely in Common Stock. No distributions shall be made with respect to the Junior Stock during any fiscal year of the Corporation, other than dividends on the Common Stock payable solely in Common Stock, until all declared dividends on the Series D Preferred Stock have been paid or set apart for payment to the holders of Series D Preferred Stock. The right to receive dividends on shares of Series D Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series D Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year.

          (b) Series C Preferred Stock. The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Series A Preferred Stock, Series B Preferred Stock or Common Stock of the Corporation other than a dividend payable solely in Common Stock. No distributions shall be made with respect to the Series A Preferred Stock, Series B Preferred Stock or Common Stock during any fiscal year of the Corporation, other than dividends on the Common Stock payable solely in Common Stock, until all declared dividends on the Series C Preferred Stock have been paid or set apart for payment to the holders of Series C Preferred Stock. The right to receive dividends on shares of Series C Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year.
          (c) Series A Preferred Stock and Series B Preferred Stock. The holders of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Corporation other than a dividend payable solely in Common Stock. No distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, until all declared dividends on the Preferred Stock have been paid or set apart for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Series A Preferred Stock and Series B Preferred Stock shall be on a pro-rata, pari passu basis in proportion to the Dividend Rates for the Series A Preferred Stock and Series B Preferred Stock, as applicable. The right to receive dividends on shares of Series A Preferred Stock and Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred Stock or Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year.
          (d) Distribution. For purposes of this Section 2, unless the context otherwise requires, a “distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation other than (i) repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and at the original purchase price paid by such employees, consultants, officers and directors; and (ii) repurchase of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights, provided that such repurchase is unanimously approved by the Board of Directors; and (iii) any other repurchase or redemption of capital stock of the corporation unanimously approved by the Board of Directors and approved by the holders of the majority of the Common Stock and the holders of more than two-thirds (2/3) of the outstanding shares of the Preferred Stock, voting as separate classes.

          (e) Common Stock. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and Section 6 below.
          (f) Non-Cash Distributions. Whenever a distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.
          (g) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and at the original purchase price paid by such employees, consultants, officers and directors, and (ii) repurchase of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights, provided that such repurchase is unanimously approved by the Board of Directors, and (iii) any other repurchase or redemption of capital stock of the Corporation unanimously approved by the Board of Directors and approved by the holders of more than two-thirds (2/3) of the outstanding shares of the Preferred Stock voting together as a single class.
     3. Liquidation Rights.
     In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distribution of the assets of the Corporation legally available for distribution to the Corporation’s shareholders shall be made in the following manner:
          (a) Series D Liquidation Preference. The holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such shares and (ii) all declared and unpaid dividends on such share of Series D Preferred Stock. If the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).
          (b) Series C Liquidation Preference. After payment to the holders of Series D Preferred Stock of the full amounts specified in Section 3(a) above, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such shares and (ii) all declared and unpaid dividends on such share of Series C Preferred Stock. If the remaining assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).
          (c) Series B Liquidation Preference. After the payment to the holders of Series D Preferred Stock and Series C Preferred Stock of the full amounts specified in Sections 3(a) and 3(b) above, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets of the Corporation to the holders of the Common Stock and the Series A Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such shares and (ii) all declared and unpaid dividends on such share of Series B Preferred Stock. If the remaining assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(c), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(c).
          (d) Series A Liquidation Preference. After the payment to the holders of Series D Preferred Stock, the holders of Series C Preferred Stock and the holders of Series B Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c) above, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such shares and (ii) all declared and unpaid dividends on such share of Series A Preferred Stock. If the remaining assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(d), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(d).
          (e) Remaining Assets. After the payment to the holders of Preferred Stock of the full amounts specified in Sections 3(a), 3(b), 3(c) and 3(d) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro-rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.
          (f) Shares Not Treated as Both Preferred Stock and Common Stock in Any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common

Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.
          (g) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, transfer, lease or other conveyance of all or substantially all of the assets of the Corporation.
          (h) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:
               (i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market System (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution;
               (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution; or
               (iii) if there is no active public market for the securities, then the value of the securities shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors which determination shall include consideration of the illiquidity of the securities.
     In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to the date such transaction closes.
     For the purposes of this Section 3(h), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open, and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
     4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering on Form S-1 (or successor form) filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $5.69 (as adjusted for stock splits or stock dividends) and the aggregate gross proceeds to the Corporation are not less than $25,000,000, or (ii) upon the receipt by the Corporation of a written consent or request for such conversion from the holders of two-thirds of the shares of Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) being hereinafter referred to as an “Automatic Conversion Event”).
          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
     The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.
          (d) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of these Articles of Incorporation, other than:
                    (1) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;
                    (2) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants and other service providers to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors or upon exercise of options or warrants granted to such parties pursuant to any such plan, program or arrangement;

                    (3) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of these Articles of Incorporation;
                    (4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g) hereof;
                    (5) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;
                    (6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are unanimously approved by the Board of Directors;
                    (7) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors;
                    (8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements, or strategic partnerships or relationships, if the issuance is approved by the Board of Directors; and
                    (9) shares of Common Stock issued or issuable upon conversion of up to $5 million in aggregate principal amount (plus interest) of convertible promissory notes originally issued or issuable to Biomedical Sciences Investment Fund Pte Ltd. or its affiliates and upon conversion of up to $3 million in aggregate principal amount (plus interest) of convertible promissory notes originally issued or issuable to Invus, L.P. or its affiliates.
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(vi)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.
               (iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of these Articles of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible

Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
                    (1) no further adjustment in the Conversion Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                    (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;
                    (4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
                         (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                         (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
                    (5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.
               (iv) Adjustment of Conversion Price of Series D Preferred Stock Upon Issuance of Additional Shares of Common.
                    (1) For so long as the Conversion Price of the Series D Preferred Stock is greater than $2.58 (as adjusted for subdivisions and combinations of the Common Stock and changes in the Common Stock as set forth in Sections 4(e) and 4(g)) (the “Series D Ratchet Amount”), in the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) for a consideration per share less than the applicable Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, but for a consideration per share equal to or greater than the Series D Ratchet Amount, then, the Conversion Price of the Series D Preferred Stock shall be reduced concurrently with such issue to a price (calculated to the nearest cent) equal to the per share price of the Additional Shares of Common.
                    (2) In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Series D Ratchet Amount, then, the Conversion Price of the Series D Preferred Stock immediately prior to such issue shall be deemed to be equal to the Series D Ratchet Amount (the “Adjusted Conversion Price”) and such Adjusted Conversion Price shall be further reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Adjusted Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Adjusted Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. For the purposes of this Section 4(d)(iv)(2), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares of Common deemed issued pursuant to Section 4(d)(iii) hereof, shall be deemed to be outstanding. Section 4(d)(iv)(3) shall govern adjustments to the Conversion Price of the Series D Preferred Stock after the first adjustment to the Conversion Price of the Series D Preferred Stock pursuant to this Section 4(d)(iv)(2).
                    (3) After any adjustment to the Conversion Price of the Series D Preferred Stock pursuant to Section 4(d)(iv)(2), in the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to

Section 4(d)(iii)) without consideration or for a consideration per share less than Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Series D Preferred Stock shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. For the purposes of this Section 4(d)(iv)(3), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares of Common deemed issued pursuant to Section 4(d)(iii) hereof, shall be deemed to be outstanding.
               (v) Adjustment of Conversion Price of Series A, B and C Preferred Stock. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (if affected) shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. For the purposes of this Section 4(d)(v), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares of Common deemed issued pursuant to Section 4(d)(iii) hereof, shall be deemed to be outstanding.
               (vi) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
                    (1) Cash and Property. Such consideration shall:
                         (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issue (or deemed issue);
                         (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (C) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing
                         (X) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
                         (Y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
          (f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

          (g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
          (h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the board of directors.
          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
          (j) Notices of Record Date. In the event that this Corporation shall propose at any time:
               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
               (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
               (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(f);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 14 days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.
     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Corporation.
     The right of the holders of the Preferred Stock to notice hereunder may be waived, either prospectively or retroactively and either generally or in a particular instance, by the holders of more than two-thirds (2/3) of the outstanding shares of the Preferred Stock voting together as a single class.
          (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of more than two-thirds (2/3) of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
     5. Voting.
          (a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
          (b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
          (c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
          (d) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
          (e) Election of Directors. So long as at least 2,000,000 shares of Series D Preferred Stock (as adjusted for stock splits, subdivisions, combinations or stock dividends with respect to such shares) remain outstanding, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. So long as at least 2,000,000 shares of Series C Preferred Stock (as adjusted for stock splits, subdivisions, combinations or stock dividends with respect to such shares) remain outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.
     6. Amendments and Changes Requiring Approval of Preferred Stock. As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than two-thirds (2/3) of the outstanding shares of the Preferred Stock voting together as a single class:
          (a) amend, alter or repeal any provision of the Articles of Incorporation or By-laws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;
          (b) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(f) above;
          (c) voluntarily liquidate or dissolve;
          (d) declare or pay any distribution (as defined in Section 2(d)) with respect to the Common Stock of the Corporation;
          (e) permit any subsidiary of the Corporation to sell securities to a third party (other than directors’ qualifying shares in the case of subsidiaries outside the United States);
          (f) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock;
          (g) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges with respect to dividends, liquidation, redemption, conversion or other rights senior to or on a parity with any series of Preferred Stock or with respect to voting senior to any series of Preferred Stock;

          (h) increase or decrease the authorized number of directors of the Corporation; or
          (i) amend this Section 6.
     7. Amendments and Changes Requiring the Approval of the Series D Preferred Stock.
          (a) As long as any of the Series D Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of 60% of the outstanding shares of the Series D Preferred Stock:
               (i) amend, alter or repeal any provision of the Articles of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock in a manner different from any other series of Preferred Stock; or
               (ii) amend this Section 7(a).
          (b) As long as any of the Series D Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series D Preferred Stock:
               (i) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series D Preferred Stock;
               (ii) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges with respect to dividends, payments upon liquidation or other rights senior to or on a parity with the Series D Preferred Stock or with respect to voting senior to the Series D Preferred Stock;
               (iii) declare or pay any distribution (as defined in Section 2(d)) with respect to the Common Stock or Preferred Stock of the Corporation;
               (iv) increase the authorized number of directors of the Corporation above eleven (11); or
               (v) amend this Section 7(b).
     8. Amendments and Changes Requiring the Approval of the Series C Preferred Stock. As long as any of the Series C Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of two-thirds of the outstanding shares of the Series C Preferred Stock:
          (a) amend, alter or repeal any provision of the Articles of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock in a manner different from any other series of Preferred Stock;
          (b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series C Preferred Stock;
          (c) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges with respect to dividends, payments upon liquidation or other rights senior to or on a parity with the Series C Preferred Stock or with respect to voting senior to the Series C Preferred Stock;
          (d) declare or pay any distribution (as defined in Section 2(c)) with respect to the Common Stock or Preferred Stock of the Corporation;
          (e) increase the authorized number of directors of the Corporation above eleven (11); or
          (f) amend this Section 8.
     9. Amendments and Changes Requiring the Approval of the Series B Preferred Stock. As long as any of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of two-thirds of the outstanding shares of the Series B Preferred Stock:
          (a) amend, alter or repeal any provision of the Articles of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock in a manner different from any other series of Preferred Stock;
          (b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series B Preferred Stock; or
          (c) amend this Section 9.
     10. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article 4 hereof, then the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     11. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE V
     1. Limitation of Directors’ Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.
     3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability permitted under California law relating to acts or omissions occurring prior to such repeal or modification.
(THE GREAT SEAL OF THE STATE OF CALIFORNIA - OFFICE OF THE SECRETARY OF STATE)

EXHIBIT B
Form of New License Agreement
Superseded by Exhibit 10.9A filed with the Registration Statement on April 14, 2008.

EXHIBIT C
Form of Sponsored Research Agreement

8805.SRA.001
UAB Research Foundation
FORM OF
SPONSORED RESEARCH AGREEMENT
     THIS SPONSORED RESEARCH AGREEMENT (this “Agreement”) dated as of March       , 2003 (the “Effective Date”), is entered into between The UAB Research Foundation, an Alabama not for profit organization (the “UABRF”), having a place of business at 1120G Administration Building, 704 20th Street, Birmingham, Alabama 35294, and Fluidigm Corporation, a California corporation (“Fluidigm”), having a place of business at 7100 Shoreline Court, South San Francisco, California 94080. The parties agree as follows:
     1. DEFINITIONS
          1.1 “Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party (each, a “Confidentiality Exception”).
          1.2 “Derived” or “derived” shall mean obtained, developed, created, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or in whole or in part).
          1.3 “Master Closing Agreement” shall mean a Master Closing Agreement between Fluidigm, UABRF and Oculus Pharmaceuticals, Inc. of even date hereof.
          1.4 “Materials” shall mean the proprietary materials provided by one party to the other under this Agreement, together with all derivatives and parts thereof.
          1.5 “Principal Investigator” shall mean [***].
          1.6 “Program” shall mean the research program described in Section 2.1.
          1.7 “Program Period” shall mean the period commencing on the Effective Date, and continuing through the fifth (5th) anniversary of the Effective Date, unless terminated earlier as provided below.

          1.8 “Program Technology” shall mean, collectively, all inventions, discoveries, data and information (whether patentable or not patentable) generated in connection with the Program, excluding the Materials. Unless subject to a Confidentiality Exception, all Program Technology shall be Confidential Information of UABRF.
          1.9 “Research Plan” shall mean the annual written research workplan for the Program.
     2. SPONSORED RESEARCH
          2.1 Statement of Work. During the Program Period, UABRF shall conduct the Program in accordance with the Research Plan. The Research Plan for the first (1st) year of the Program is attached hereto as Exhibit A. No later than ninety (90) days prior to each anniversary of the Effective Date (other than the fifth (5th) anniversary thereof) during the term of this Agreement the parties shall mutually agree upon the Research Plan for the upcoming year of the Program and shall amend Exhibit A by attaching such mutually agreed upon Research Plan thereto. Except as provided in this Section 2.1 or except by the mutual written agreement of the parties, the Research Plan shall not be altered.
          2.2 Principal Investigator. UABRF shall conduct the Program under the direction of the Principal Investigator. The Principal Investigator shall be responsible for the supervision and administration of the Program, including all budgeting and revisions to the budget in accordance with all applicable policies of UABRF. Fluidigm shall consider in good faith utilizing on mutually acceptable terms and conditions the engineering capability available at the Principal Investigator’s laboratory for the continuing development of Fluidigm’s Topaz microprocessor product line as reasonably required by, but at the sole discretion of, Fluidigm at additional compensation over and above the amounts set forth in Section 4.1 of this Agreement.
          2.3 Records and Reports.
               2.3.1 UABRF shall keep complete and accurate records of the work performed under this Agreement in accordance with established good laboratory practices and appropriate for patent purposes. Fluidigm shall have the right, upon reasonable notice and during reasonable business hours, to inspect and make copies of such accounts, notes, data and records.
               2.3.2 Within [***] after the end of each calendar quarter during the Program Period, UABRF shall prepare and provide Fluidigm with quarterly written reports describing the work performed during such calendar quarter under this Agreement and all resulting Program Technology. Within [***] after the expiration or earlier termination of the Program Period, UABRF shall prepare and provide Fluidigm with a comprehensive written report describing all work performed under this Agreement and all resulting Program Technology. At Fluidigm’s request, upon reasonable notice, UABRF also shall provide interim summary reports and copies of all data generated under this Agreement.
          2.4 Informal Consultations. At reasonable times during the Program Period, Fluidigm’s representatives may consult informally with the Principal Investigator regarding the Program personally, by telephone, email or other means of communication.

     3. MATERIAL TRANSFER
          3.1 Materials. Each party shall provide to the other party (the “Recipient”) those Materials required to be provided under the Research Plan. The Recipient of any Materials hereby acknowledges that, as between the parties, the other party is the sole owner or licensee of such Materials.
          3.2 Permitted Use. The Recipient shall use the Materials solely as permitted under the Research Plan and not for any other purpose. THE RECIPIENT UNDERSTANDS THAT THE MATERIALS ARE PROVIDED SOLELY FOR CERTAIN RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR HUMAN USE. THE RECIPIENT SHALL NOT ADMINISTER THE MATERIALS TO HUMANS IN ANY MANNER OR FORM. Provided however, upon the Fluidigm Materials becoming commercially available (“Commercial Fluidigm Materials”), the restrictions of this Section 3.2 shall terminate as to the Commercial Fluidigm Materials, and the UABRF /UAB shall have the right to use the Commercial Fluidigm Materials on the same terms and conditions as Fluidigm generally makes the Commercial Fluidigm Materials commercially available to third parties.
          3.3 No Transfer. The Recipient shall not transfer the Materials to any third party without the prior express written consent of the other party. The Recipient shall limit transfer and disclosure of the Materials on a need to know basis, as reasonably necessary for the conduct of the Program, to its directors, officers and employees who are bound by written agreements with the Recipient to not use or transfer the Materials for any purpose other than those permitted by this Agreement. The Recipient shall notify the other party promptly upon discovery of any unauthorized use or transfer thereof.
          3.4 Return of Materials. Upon expiration or termination of the Program Period, the Recipient shall promptly return or destroy (as requested by the other party) all remaining Materials to the other party.
          3.5 No Warranty. THE RECIPIENT ACKNOWLEDGES THAT THE MATERIALS ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS.” THE PARTY PROVIDING THE MATERIALS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRES OR IMPLIED, WITH RESPECT TO THE MATERIALS OR THE USE THEREOF, AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.
     4. FUNDING
          4.1 Budget and Payment. Subject to the terms and conditions of this Agreement, Fluidigm shall support the Program by an aggregate grant to UABRF of [***], payable in [***] equal quarterly installments of [***] on or before the thirtieth (30th) day of each calendar quarter after the Effective Date. Fluidigm shall have no obligation to provide funds to UABRF in excess of such amount. All payments by Fluidigm to UABRF under this Agreement shall be originated from a United States bank located in the United States and made by bank wire transfer to the following account: Account Name: UAB Research Foundation; Bank Name: First Commercia1 Bank; ABA Number: [***], Account Number: [***].
          4.2 Accounting. Upon request by Fluidigm, UABRF shall provide to Fluidigm a report of expenditures shown by major cost categories.
     5. PROGRAM TECHNOLOGY
          5.1 Ownership.
               5.1.1 All right, title and interest in all Program Technology (a) made or conceived solely by employees or others acting on behalf of UABRF (the “UABRF Inventions”) shall be owned solely by UABRF; (b) made or conceived solely by employees or others acting on behalf of Fluidigm (the “Fluidigm Inventions”) shall be owned solely by Fluidigm; and (c) made or conceived jointly by employees or others acting on behalf of Fluidigm and by employees or others acting on behalf of UABRF (the “Joint Inventions”) shall be owned jointly by Fluidigm and UABRF. Each party shall have the right, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any Joint Inventions, and the patent rights and other intellectual property rights therein, without the consent of, or payment or accounting to, the other party.
               5.1.2 The transfer of physical possession of any materials or technology owned by, and the physical possession and use of any materials or technology by, Fluidigm or UABRF, as the case may be, shall not be (nor construed as) a sale, lease, offer to sell or lease, or other transfer of title of such materials or technology to UABRF or Fluidigm, as the case may be.
          5.2 Disclosure. UABRF promptly shall disclose to Fluidigm any Program Technology made or conceived by or on behalf of UABRF, and provide Fluidigm with copies of all information available to UABRF regarding such Program Technology.
          5.3 Options and Licenses.
               5.3.1 UABRF hereby grants to Fluidigm a nonexclusive, worldwide, royalty-free license (together with the right to grant sublicenses), under UABRF’s rights in the Program Technology, to use all unpatented Program Technology for all purposes.
               5.3.2 With respect to each discovery or invention comprising Program Technology, UABRF hereby grants to Fluidigm an exclusive option to obtain an exclusive, worldwide, royalty-bearing license (with the exclusive right to sublicense) under any issued patents relating to such discovery or invention for all purposes. The option with respect to each such discovery or invention shall be exercisable for the [***] following disclosure to Fluidigm of all information available to UABRF regarding such discovery or invention. The license shall be on mutually acceptable terms and conditions. Upon exercise by Fluidigm of the option with respect to each such discovery or invention, the parties shall negotiate in good faith, and shall use good faith efforts to execute a written agreement evidencing such license prior to the expiration of [***] days following the expiration of the one-year option term described above. The actual royalty rate shall be negotiated in good faith based on reasonable factors including without limitation [***]

[***]. Fluidigm shall have the right to control the filing, prosecution, maintenance and enforcement of all patent applications and patents that are so licensed to Fluidigm.
               5.3.3 If Fluidigm fails to obtain a license under Section 5.3.2 with respect to any patent rights, during the [***] day negotiation period under Section 5.3.2 (“Option Negotiation Period”), UABRF for a [***] month period following the expiration of the Option Negotiation Period shall [***].
          5.4 Patent Rights
               5.4.1 UABRF shall control the preparation, filing, prosecution and maintenance of all patents and patent applications to the extent they claim UABRF Inventions or Joint Inventions. Fluidigm shall advise UABRF no later than ninety (90) days after disclosure by UABRF of a UABRF Invention or a Joint Invention whether it intends to reimburse UABRF for the reasonable out of pocket costs of preparing, filing and prosecuting patent applications covering such UABRF Invention or Joint Invention. If Fluidigm declines to reimburse UABRF for all reasonable costs of preparing, filing and prosecuting a patent application for a patentable UABRF Invention or Joint Invention in any jurisdiction, UABRF may do so at its sole cost, but such patent application and patent shall be excluded from Fluidigm’s option to license under Section 5.3 above; provided, however, UABRF shall not file or prosecute a patent application when Fluidigm has demonstrated to UABRF that the filing or prosecution of such patent application would be prejudicial to the optimization of such UABRF Invention or Joint Invention. UABRF shall give Fluidigm an opportunity to review the text of, and shall reasonably consider Fluidigm’s comments with respect to, each patent application for a UABRF Invention or a Joint Invention before filing, and shall supply Fluidigm with a copy of such application as filed, together with notice of its filing date and serial number. UABRF shall prepare, file and prosecute patent applications covering UABRF Inventions or Joint Inventions in all jurisdictions requested by Fluidigm, provided that Fluidigm has not declined to reimburse UABRF for all reasonable costs of preparing, filing and prosecuting such patent applications.
               5.4.2 Fluidigm shall control, at its sole expense, the preparation, filing, prosecution and maintenance of all patents and patent applications to the extent they claim Fluidigm Inventions.
               5.4.3 Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, filing, prosecution maintenance and enforcement of all patents and patent applications described in this Section 5.4.

     6. CONFIDENTIALITY AND PUBLICATION
          6.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, (sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          6.2 Terms of this Agreement. Except as otherwise provided in Section 6.1 or 6.3, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.
          6.3 Permitted Disclosures. The confidentiality obligations contained in this Section 6 shall not apply to the extent that the receiving party is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the receiving party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
          6.4 Publication. Fluidigm acknowledges UABRF’s interest in publishing certain results of the Program to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognized their mutual interest in obtaining valid patent protection and protecting business interests. Consequently, if UABRF desires to make a publication (including any oral disclosure made without obligation of confidentiality) of any results of the Program, UABRF shall provide Fluidigm with a copy of the proposed written publication at least [***] days prior to submission for publication, or an outline of such oral disclosure at least [***] days prior to presentation. Fluidigm shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If Fluidigm requests such a delay, UABRF shall delay submission or presentation of the publication for a period of [***] days to enable patent applications to be prepared and filed. Upon the expiration of such [***] day period (in the case of proposed written disclosures) or [***] day period (in the case of proposed oral disclosures) from receipt by Fluidigm, UABRF shall be free to proceed with the written publication or the presentation, respectively, unless Fluidigm has requested the delay described above.

     7. TERM
          7.1 Expiration. Unless terminated earlier pursuant to Section 7.2, this Agreement shall expire on the expiration of the Program Period.
          7.2 Termination for Cause. A party may terminate this Agreement upon or after a material breach of this Agreement by the other party, if the breaching party has not cured such breach within thirty (30) days after notice thereof from the other party.
          7.3 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 5, 6 and 8 shall survive the expiration or termination of this Agreement. Except as the parties otherwise agree in writing, termination of this Agreement shall not affect the Master Closing Agreement.
          7.4 Outstanding Commitments. Upon the giving of notice of termination by either party, UABRF shall use best efforts to limit or terminate any outstanding commitments in connection with the Program. Fluidigm shall reimburse UABRF for all direct costs incurred by it for all work performed through the effective termination date, and for all outstanding obligations which cannot be cancelled; provided, however, that Fluidigm’s aggregate funding obligation under this Agreement shall not exceed the amount set forth in Section 4.1 above. Within thirty (30) days after the effective date of termination, UABRF shall furnish Fluidigm with a final statement for settlement of all costs to be reimbursed. This statement may include costs incurred before the notice of termination was given but which were not yet billed. If funds received by UABRF exceed expenses incurred, UABRF shall reimburse Fluidigm for any such excess funds at the time such final statement is furnished to Fluidigm.
     8. INDEMNIFICATION
          8.1 Indemnification.
               8.1.1 Fluidigm shall defend, indemnify and hold UABRF harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any unaffiliated third party to the extent resulting from Fluidigm’s gross negligence or willful misconduct under this Agreement or use of the UABRF Materials or UABRF Confidential Information.
               8.1.2 UABRF shall (to the fullest extent to which University of Alabama at Birmingham has the right under applicable law to do so) defend, indemnify and hold Fluidigm harmless from all losses, liabilities, damages and expenses (including reasonable attorneys, fees and costs) resulting from any claims, demands, actions and other proceedings by any unaffiliated third party to the extent resulting from UABRF’s gross negligence or willful misconduct under the Agreement, or use of the Fluidigm Materials or Fluidigm Confidential Information.
               8.1.3 A party (the “Indemnitee”) that intends to claim indemnification under this Section 8.1 shall promptly notify the other party (the “Indemnitor”) of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 8.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 8.1, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 8.1. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.
          8.2 Representation. UABRF hereby represents that to the knowledge of UABRF and the Principal Investigator the rights and obligations of UABRF under this Agreement do not conflict with rights and obligations provided under other agreements which it has with third parties, including the federal and local governments. During the Program Period (or while Fluidigm is providing any subsequent funding), neither UABRF nor the Principal Investigator shall enter into any other agreements which conflict with rights and obligations provided hereunder, including any rights and obligations which survive termination hereto. UABRF shall enter into written agreements with its employees. consultants and such others as is necessary to obtain ownership of inventions, discoveries and other useful research results, products and processes made by them pursuant to activity carried out in connection with the Program.
     9. MISCELLANEOUS
          9.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.
If to UABRF:	UAB Research Foundation 1120G Administration Building 704 20th Street Birmingham, Alabama 35294 Attention: Director

If to Fluidigm:	Fluidigm Corporation 7100 Shoreline Court South San Francisco, California 94080 Attention: President

with a copy to:	Fluidigm Corporation 7100 Shoreline Court South San Francisco, California 94080 Attention: General Counsel
          9.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 9.2 shall be void.
          9.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to the conflicts of law principles thereof.
          9.4 Entire Agreement. This Agreement and the Master Closing Agreement (together with the Ancillary Agreements, as defined in the Master Closing Agreement) contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement and the Master Closing Agreement.
          9.5 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.
          9.6 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.
          9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

UAB RESEARCH FOUNDATION
By:
Title:

FLUIDIGM CORPORATION
By:
Title:

Acknowledged and agreed to this March , 2003.

Dr. [***],
Principal Investigator

EXHIBIT A
RESEARCH PLAN
[***]

APPENDIX 1
(To Exhibit A (“Research Plan”)
[***]

Part Number	Item	Quantity
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Other Materials included: [***]

EXHIBIT D
PATENTS AND PATENT APPLICATIONS
[***]